Exhibit 99.1

NEWS RELEASE

Susser Provides Fourth Quarter and Full Year 2013
Operating Results Update
CORPUS CHRISTI, Texas, January 14, 2014 - Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (NYSE: SUSP) today provided partial operating results for the fourth quarter and full year 2013.
Susser Holdings expects to report:

▪	Same-store merchandise sales growth of approximately 2.4 percent for the fourth quarter and 3.0 percent for the full year, with total merchandise sales of approximately $1.1 billion for the year.

▪	Retail average per-store fuel volume growth of approximately 7.8 percent for the fourth quarter and 5.8 percent for the full year, with total retail gallons of approximately 936 million for the year.

Susser Petroleum Partners expects to report total gallon growth of approximately 15 percent for the fourth quarter and 8 percent for the full year, compared to pro forma 2012 results as if SUSP had been in operation for the entire period. For the full year 2013, SUSP expects to report total fuel volume of approximately 1.57 billion gallons.
New Locations Update
Susser Holdings opened nine new large-format Stripes® convenience stores during the fourth quarter of 2013. Three smaller stores were closed, a fourth was razed and is being rebuilt on the existing location, and a fifth store was converted to a wholesale dealer location during the quarter.

For the full year, the Company opened a record 29 new stores and closed, rebuilt or converted eight stores. As of December 29, the Company operated a total of 580 Stripes stores, of which 373 include a restaurant.

Susser Holdings and Susser Petroleum Partners completed a sale leaseback transaction for three new Stripes locations on December 23, 2013 for a total cost of $11.9 million. In total, Susser completed transactions for 25 stores in 2013. On January 10, 2014, Susser completed sale leasebacks for five additional stores at a cost of $19.5 million. Since the initial public offering of units in Susser Petroleum Partners was completed in September 2012, Susser has completed sale leaseback transactions for a total of 38 newly-built stores at a cumulative cost of $152.7 million.

Eight new contracted sites were added in the wholesale segment in the fourth quarter, and four were discontinued for a total of 591 contracted branded sites as of December 31, 2013, including 99 consignment locations and 492 other independent branded dealer contracts. Susser added a total of 32 new dealer sites in 2013, and discontinued 20.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 580 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in over 370 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.5 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma, and Louisiana.

Forward-Looking Statements

This news release contains "forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially.

Factors that could impact Susser Holdings include, but are not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; seasonal trends; severe or unfavorable weather conditions; cross-border risks associated with the concentration of Stripes® stores in markets bordering Mexico; inability to build or acquire and successfully integrate new stores; ability to comply with federal and state regulations including those related to environmental matters, the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in transporting motor fuel; pending or future consumer or other litigation; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; litigation or adverse publicity concerning food quality, food safety or other health concerns related to Stripes® restaurant facilities; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to substantial indebtedness and dependence on subsidiaries for cash flow generation; dependence on information technology systems; impairment of goodwill or indefinite lived assets; and other unforeseen factors. Factors that could impact Susser Petroleum include, but are not limited to: Susser Holdings' business strategy, operations, risks and conflicts of interest with Susser Petroleum; ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on Susser Holdings for transportation services; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of Susser Holdings' annual report on Form 10-K for the year ended December 30, 2012 and subsequent quarterly reports on Form 10-Q as well as the “Risk Factors” section of Susser Petroleum's annual report on Form 10-K for the year ended December 31, 2012 and subsequent quarterly reports on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts:
Susser Holdings Corporation	Dennard-Lascar Associates
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@dennardlascar.com
(361) 884-2463, msullivan@susser.com	Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

# # #